Exhibit 23.02
                  DeGolyer and MacNaughton
                      One Energy Square
                    Dallas, Texas  75206

                       March 24, 1997




Enron Corp.
1400 Smith Street
Houston, Texas 77002

Gentlemen:

     We hereby consent to the references to our firm and to our opinions delivered to Enron Oil & Gas Company (the Company) regarding our comparison of estimates prepared by us with those furnished to us by the Company of the proved oil, condensate, natural gas liquids, and natural gas reserves of certain selected properties owned by the Company. The opinions are contained in our letter reports dated January 13, 1995, January 22, 1996, and January 17, 1997, for estimates as of January 1, 1995, December 31, 1995, and December 31, 1996, respectively. The opinions are referred to in the section "Oil and Gas Exploration and Production Properties and Reserves-Reserve Information" and
Note 19 to Enron Corp.'s Consolidated Financial Statements entitled "Oil and Gas Producing Activities-Oil and Gas Reserves Information" in Enron Corp.'s Annual Report on Form 10-K for the year ended December 31, 1996, to be filed with the Securities and Exchange Commission on or about March 27, 1997. DeGolyer and MacNaughton also consents to the inclusion of our letter report, dated January 17, 1997, addressed to the Company as an Exhibit (23.03) to Enron Corp.'s Form 10-K. Additionally, we hereby consent to the incorporation by reference of such references to our firm and to our opinions included in Enron Corp.'s Form 10-K in Enron Corp.'s previously filed Registration Statement Nos. 33-13397, 33-13498, 33-27893, 33-34796, 33-46459, 33-52768,
33-52261, 33-52143, 33-57903, 33-60821, 33-60417, 333-22739,
333-13791, 333-13791-01, and 333-19253.

                              Very truly yours,


                              DeGOLYER and MacNAUGHTON